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                              [Acclaim Letterhead]





October 2, 2000


Mr. John Ma
23 Beaupre Court
Huntington, New York 11743


Dear John:


You are currently employed by Acclaim Entertainment, Inc. ("Acclaim"). Acclaim desires that you continue your employment with Acclaim under the terms and conditions set forth below effective from the date of your execution of this
Agreement:

1. Acclaim hereby employs you as a senior executive officer with the title "Executive Vice President - Product Development." As Executive Vice President - Product Development you shall be responsible for managing Acclaim's product development studios, and developing Acclaim's product strategy jointly with the Acclaim marketing and sales departments and the CEO/COO. By your signature below, please acknowledge your acceptance of such employment on the terms and conditions set forth herein, your agreement to be in charge of and responsible for all of the duties normally associated with said position, your agreement faithfully and to the best of your abilities to perform such other services consistent with your position as a senior executive officer as may from time to time be assigned to you by Acclaim's Chief Executive Officer ("CEO"), and/or Acclaim's Chief Operating ("COO"), your agreement to report to, and serve under the direction of the CEO or the COO, and your agreement to devote substantially all of your business time, skill and attention to such services. Notwithstanding anything to the contrary in this agreement, but subject to Exhibit B attached hereto, you shall not be prevented from investing and managing your assets in such form or manner as will not unreasonably interfere with the services to be rendered by you hereunder, or from acting as a director, trustee, officer of, or on a committee of, or a consultant to, any other firm, trust or corporation where such positions do not unreasonably interfere with the services to be rendered by you hereunder.

2. A. Commencing as of the date of this Agreement A. Acclaim shall pay to you, and you shall accept from Acclaim, for your services, (i) a salary at the rate of $300,000 per annum (the "BASE SALARY"), payable in accordance with Acclaim's customary executive payroll policy as in effect from time to time, but not less frequently than bi-weekly, and (ii) a bonus in an amount and payable as provided in Part C of this Paragraph 2.


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     B. The Base Salary shall be reviewed by the Board annually and may be increased if the Board, in its sole and absolute discretion, determines that such increase is advisable based on such factors as the Board shall consider appropriate from time to time.

     C. You shall be eligible to participate in our Annual Incentive Plan (the "Bonus Plan") (as such Bonus Plan may be modified at the discretion of Acclaim's board of directors) and to receive thereunder a bonus (the "BONUS") with respect to each fiscal year (or portion thereof) during your employment. Your Bonus for fiscal 2001 is targeted at 40 - 75% of your then Base Salary. Any Bonus payable to you shall be based on and subject to the achievement by Acclaim of certain financial goals established by the Board in its sole and absolute discretion and based on your individual contributions to Acclaim's overall success and team performance, as determined by the Board in its sole and absolute discretion and subject to Acclaim's Annual Incentive Plan; provided, however, that, subject to the last sentence of this Part C, in no event shall the Bonus with respect to fiscal 2001 be less than $160,000. A Bonus shall be payable (hereinafter the "Bonus Payment Date") annually as promptly as practicable following the public announcement of Acclaim's results of operations for the applicable fiscal year and, in any event, not later than 30 days after the date on which Acclaim files its annual report on Form 10-K (or any successor form thereto) for such fiscal year (subject to the next sentence whether or not such payment date is during the period of your employment). A Bonus shall not be payable to you if, prior to the payment date for a Bonus, your employment hereunder shall have been terminated by you without cause (and in violation of the terms of this agreement) or by Acclaim for Cause (as defined in Part A of Paragraph 4).

     D. Acclaim shall provide you with an automobile allowance of $950 per month.

     E. Acclaim shall grant you an option (the "OPTION") to purchase 200,000 shares of Acclaim's common stock, par value $0.02 per share (the "COMMON STOCK"), exercisable at the fair market value of a share of Common Stock on the date of grant on the first business day following your execution of this agreement. Such Option shall be granted under, and subject to the terms of, Acclaim's 1998 Stock Incentive Plan (the "PLAN"). The Option shall be exercisable in three installments of up to one third on the first anniversary, up to two thirds on the second anniversary and as to all of the Option on the third anniversary, of the date of grant and shall have the terms and conditions further provided in the Option Certificate attached hereto as Exhibit A. To the extent permitted by law and subject to the Plan, the Option shall be an "incentive stock option" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended. It is understood that Options granted pursuant to this paragraph 2 E are in addition to any Options previously granted to you.

     F. You shall be entitled to participate, on the same basis, subject to the same qualifications, as other similarly situated executive officers of Acclaim, in any pension, profit sharing, stock purchase (including the Acclaim Employee Stock Purchase Plan), stock option, savings, bonus, disability and life insurance, health insurance, dental insurance, hospitalization, and other fringe benefit plans and policies in effect with respect to similarly situated executive officers of Acclaim generally. Annual grants, if any, of stock options to you to purchase shares of Common Stock shall be subject to the sole discretion of the Compensation Committee of the Board. In addition to any life insurance which may be provided under Acclaim's current health insurance benefits, Acclaim shall provide you during the term of this Agreement, at its cost, with term life insurance in the amount of $1,000,000, payable to your designees.


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     G. Acclaim shall reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with the performance of your duties hereunder, upon presentation of appropriate documentation therefor.

     H. During your employment, you shall be entitled to paid vacations of 20 business days per annum, with a maximum of 10 consecutive business days to be taken at any one time, and otherwise in accordance with Acclaim's vacation policies in effect from time to time. You are entitled to carry over to the next year up to a maximum of ten business days at any one time.

3. A. If during the Term of this agreement you should die, then this agreement shall be deemed to have automatically terminated as of the date of your death. Your estate shall be entitled to (1) any unpaid Salary accrued prior to the date of such death and (2) a prorated Bonus (prorated based on the number of months expired from the commencement of the Fiscal Year in which your death occurs until the date of death), if any, pursuant to the Bonus Plan (or any successor plan, if any) which would otherwise have been payable to you for the Fiscal Year in which you die (such amount, if any, shall be payable to your estate by the Bonus Payment Date). Thereafter Acclaim shall have no further obligation under this Agreement except as may be provided hereunder or under the Plan, under any other applicable benefit plan or insurance plan then carried by Acclaim.

     B. If during the Term of this agreement you become Disabled (as such term is defined below) and such disability has lasted for a period of 180 days in any consecutive 12 month period and no reasonable accommodation (as such term is defined in the Americans With Disabilities Act) is available or can be furnished, then following such period Acclaim shall have the right to terminate this agreement or suspend the Term at Acclaim's election by giving you not less than 30 days written notice. In the event Acclaim elects to suspend the Term hereof and Acclaim's obligations hereunder, then such suspension shall be for the duration of such disability and the Term shall be automatically extended by a number of days equal to the total number of days of the suspension, or such fewer number of days of which Acclaim may advise you in writing. You may only return to work following such disability upon submission to Acclaim of a certificate from the physician mutually selected by you and Acclaim (provided that neither party shall unreasonably withhold their approval) as aforesaid certifying that you are able to return to work. No suspension shall in any manner suspend or otherwise impair Acclaim's rights under this agreement. During the period that you are Disabled and prior to any Termination or suspension by Acclaim, you shall retain your status and continue to receive your full compensation (Salary and Bonus, if any). As used in this agreement, the term "Disabled" shall mean your inability to substantially perform your duties and responsibilities under this agreement by reason of a non-intentionally self-inflicted medical disability, including physical illness, as certified by a physician appointed by Acclaim.

4. A. Acclaim shall have the right to terminate your employment pursuant to this agreement for Cause. "CAUSE" for termination means (i) any act of fraud, embezzlement, or other misappropriation or any other act or omission by you that amounts to a willful breach of your fiduciary duty to Acclaim, (ii) your conviction of a felony, (iii) a neglect of your material duties as specified in paragraph 1 of this Agreement, (iv) your willful refusal to carry out the reasonable instructions of the CEO or COO, (v) the happening of any event which, under the provisions of any federal, state or foreign laws applicable to Acclaim or its activities, disqualifies you from acting in any capacity provided for herein, including, without limitation, any event which disqualifies you under the Securities Act of 1933 or the Securities Exchange Act of 1934 or (vi) your default of any material obligations under this agreement; provided however, that the Company shall have give you written notice specifying any event or breach specified in clauses (iii), (iv) and (vi) above and permitted you to cure any such breach within the period of 20 days after receipt of such notice if such breach is capable of being cured and you have failed to cure such breach within such 20 days. If your employment is terminated by Acclaim for Cause, Acclaim's obligations to you shall terminate immediately, except as expressly provided in Part B of Paragraph 7 hereof.




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     B. If, during the Term, there shall occur a "Change in Control" (as defined below) of Acclaim and, within one year thereafter, there shall occur a change in your "Circumstances of Employment" (as defined below), you may terminate your employment pursuant to this agreement by written notice to Acclaim, or its successors or assigns, and you shall be entitled to receive the benefits provided in Part A of Paragraph 7 hereof; provided, however, that you shall first have given Acclaim written notice specifying such change in your Circumstances of Employment and Acclaim is permitted to cure any such breach within the period of 15 days after receipt of notice of such breach and Acclaim, or its successors or assigns, has failed to cure such breach within such 15 days.

     A "CHANGE IN CONTROL" shall be deemed to occur upon (a) the sale by Acclaim of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), the consolidation of Acclaim with any person, or the merger of Acclaim with any person as a result of which merger Acclaim is not the surviving entity as a publicly held corporation, or (b) the sale or transfer or issuance of shares of Common Stock by Acclaim and/or any one or more of its stockholders (other than Gregory E. Fischbach or James R. Scoroposki), as the case may be, in one or more transactions, related or unrelated, to one or more persons as a result of which any person and its "affiliates" (as hereinafter defined), other than Gregory E. Fischbach or James R. Scoroposki, shall own more than 35% of the outstanding Common Stock, unless such sale or transfer has been approved in advance by the Board. An "AFFILIATE" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person.

     Your "CIRCUMSTANCES OF EMPLOYMENT" shall be deemed to have changed if there shall have occurred any of the following events: (a) a material reduction or change in your duties or reporting responsibilities; (b) a material breach by Acclaim, or its successors or assigns, of any provision of this agreement; (c) a material reduction in the fringe benefits made available by Acclaim, or its successors or assigns, to you; (d) a material diminution in your status, working conditions or economic benefits; or (e) a reduction in your Base Salary.



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     C. If during the Term Acclaim, or its successors or assigns, terminates your employment without cause by written notice to you, you shall be entitled to
(i) receive from Acclaim, or its successors or assigns, the Base Salary that otherwise would have been payable to you for the 12 month period commencing with the termination of your employment, at the same intervals as such payments would have been made had your employment not been terminated; (ii) receive from Acclaim, or its successors or assigns, upon the date of termination of your employment, unreimbursed business expenses and any other monies payable to you under any employee benefit plan, in each case earned through the date of your termination; (iii) you shall be entitled to a prorated Bonus (prorated based on the number of months expired from the commencement of the Fiscal Year in which you are terminated until the date of such termination), if any, pursuant to the Bonus Plan (or any successor plan, if any) which would otherwise have been payable to you for the Fiscal Year in which you are terminated hereunder (such amount, if any, shall be payable to you by the Bonus Payment Date; (iv) notwithstanding anything to the contrary contained in the Plan, all options granted to you under the Plan, including the Option granted to you hereunder, shall become immediately vested and exercisable in full and terminate on the earlier to occur of (a) three (3) years from the date of your termination and
(b) the date on which such option would otherwise terminate; and (v) for the 12 month period commencing with the termination of your employment, your medical and dental benefits provided by Acclaim, or its successors or assigns, as such benefits existed immediately prior to such termination pursuant to this Part C of Paragraph 4; provided, however, if you should die at any time after the termination of your employment pursuant to this Part C of Paragraph 4, the amounts or benefits payable or provided to you under this Part C of Paragraph 4 shall cease.

5. Concurrently with the signing of this agreement, you have entered into Acclaim's standard Non Competition, Non Solicitation and Non Disclosure Agreement and Work-for-Hire Agreement, attached hereto as Exhibit B.

6. Acclaim shall indemnify you (and your legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and you shall be entitled to the protection of any insurance policies Acclaim may elect to maintain generally for the benefit of officers, against all costs, charges and expenses whatsoever incurred or sustained by you (or your legal representatives or other successors) in connection with any action, suit or proceeding to which you (or your legal representatives or other successors) may be made a party by reason of your being or having been an officer or employee of Acclaim and its subsidiaries and affiliates including, without limitation, any joint venture or partnership in which Acclaim or any of its subsidiaries has an interest.

7. A. If your employment hereunder is terminated by you pursuant to Part B of Paragraph 4 hereof, Acclaim shall (a) pay to you the Base Salary that would otherwise have been payable to you for the 12-month period commencing with your termination of employment, at the same intervals as such payments would have been made had your employment not been terminated; (b) accord to you Acclaim's, or its successors or assigns, then available medical and dental benefits for the 12-month period commencing with your termination of employment; (c) notwithstanding anything to the contrary contained in the Plan, all options granted to you under the Plan , including the Option granted to you hereunder, shall become immediately vested and exercisable in full and terminate on the earlier to occur of (i) three (3) years from the date of your termination and
(ii) the date on which such option would otherwise terminate; and (d) you shall be entitled to a prorated Bonus (prorated based on the number of months expired from the commencement of the Fiscal Year in which you are terminated until the date of such termination), if any, pursuant to the Bonus Plan (or any successor plan, if any) which would otherwise have been payable to you for the Fiscal Year in which you are terminated hereunder (such amount, if any, shall be payable to you by the Bonus Payment Date.


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     B. If your employment hereunder is terminated (i) by your voluntary action for any reason except as contemplated by Part B of Paragraph 4 or (ii) by Acclaim for Cause, Acclaim shall pay, in lieu of any other payments hereunder, your Base Salary that has actually accrued to the date of termination. Upon the making of such payments pursuant to this Part B, Acclaim shall have no further obligation to you.

8. The term of this agreement shall commence as of the date of your execution of this Agreement and continue for a period two years (the "Term") unless sooner terminated as provided for herein. Unless this agreement is terminated by either party at the end of the Term or amended by written agreement, the Term shall automatically be extended from year to year ("Extended Term(s)") under the same terms and conditions as shall be in effect on the last termination date. Whenever the word "Term" is used in this agreement, it shall refer to the Term and any Extended Terms, except as to matters applicable only to the Initial Term or an Extended Term. Further at the expiration of the Term, notwithstanding anything to the contrary contained in the Plan, all options previously granted to you under the Plan, including the Option granted hereunder, which have vested as of the date of the expiration of the Term shall be exercisable in full and terminate on the earlier of (a) three (3) years from the date of such expiration and (b) the date on which such option would otherwise terminate.

9. All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested; if intended for Acclaim, such notices shall be addressed to it at One Acclaim Plaza, Glen Cove, New York 11542,
Attention: Gregory E. Fischbach, with a copy to Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022, Attention: Eric M. Lerner, Esq., or at such other address of which Acclaim shall have given notice to you in the manner herein provided; and, if intended for you, such notices shall be mailed to you at your address first set forth above or at such other address of which you shall have given notice to Acclaim in the manner herein provided.

10. This agreement constitutes the entire understanding among the parties with respect to the matters referred to herein and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings with respect to the subject matter of this agreement are hereby terminated and superseded by this agreement.

11. If any provision of this agreement is held to be invalid, illegal or unenforceable in any respect for any reason, the balance of this agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.



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12. This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.

13. This agreement shall be construed under the laws of the State of New York applicable to agreements wholly to be executed and to be performed therein.


14. Any dispute, claim, controversy or claim arising out of, relating to or in connection with this agreement, or the breach, termination or validity thereof, shall be brought exclusively in any Federal or State court in the State of New York, County of New York. Both parties hereto expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which either of them may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such party. The parties hereto hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

15. Acclaim shall be entitled to withhold from amounts payable to you hereunder such amounts as may be required by applicable law.

16. Notwithstanding anything else contained herein to the contrary, upon your termination for any reason you shall receive an amount equal to the then remaining balance of the Unused Vacation, payable in one lump sum within ten
(10) business days after the termination of your employment. "Unused Vacation" shall mean the balance of 60 vacation days (the amount of vacation days that have previously been earned by you which you presently have not used) less the number of such aforementioned vacation days hereafter used by you prior the termination or expiration of your agreement with Acclaim.

Please sign this agreement below to indicate your agreement with and acceptance of the terms set forth above.

                                    Very truly yours,

                                    ACCLAIM ENTERTAINMENT, INC.



                                    By /s/
                                      ------------------------------------------
                                    Name: Gregory E. Fischbach
                                    Title: President and Chief Executive Officer



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Agreed to and Accepted:




  /s/
------------------------------
JOHN MA





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